UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2011

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(a)

On December 16, 2011, Steven Armstrong, a member of the Board of Director of Bakken Resources, Inc. (the “Company”) formally notified the Company of his decision to resign as a member of the Board of Directors of the Company (the “Board”), effective as of December 16, 2011. The Company and Mr. Armstrong did not have any disagreements.

(d)

Subsequently on December 19, 2011, the Board elected Mr. Bill M. Baber as a director of the Company to fill the vacancy on the Board created by Mr. Armstrong’s resignation.  Mr. Baber was elected to serve until the 2012 annual meeting of stockholders of the Company and until his successor is elected and qualified.  Mr. Baber has 37 years of experience in the field of drilling, completing, operating and maintenance of oil and gas wells.  In addition, Mr. Baber also provides sources and arranges for the maintenance of oil/gas rigs and other heavy machinery used in drilling operations.   Mr. Baber regularly consults with clients on drilling operations and regulatory requirements.  For the past 15 years, Mr. Baber has conducted his business through his entity, Bill M. Baber Oil Field Equipment.  Mr. Baber is expected to receive certain equity-based compensation for his services to the Company as a Board member such compensation is yet to be determined.

There is no arrangement or understanding between Mr.  Baber and any other person pursuant to which Mr. Baber was elected as a director of the Company, and there are no transactions in which Mr. Baber has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Baber has not been appointed to serve as a member of any committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: December 21, 2011